COMPANY CONTACTS Jeff Donnelly Chief Financial Officer (240) 744-1190 Briony Quinn Senior Vice President (240) 744-1196 FOR IMMEDIATE RELEASE DIAMONDROCK HOSPITALITY COMPLETES $1.2 BILLION REFINANCING BETHESDA, Maryland, September 28, 2022 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it successfully refinanced its primary unsecured credit facility to further enhance the strength and flexibility of its balance sheet. The Company entered into an amendment and restatement of its existing $750 million credit facility (the “Credit Facility”), increasing the total Credit Facility to $1.2 billion and extending the Company’s maturity schedule. The Credit Facility is comprised of a $400 million revolving credit facility, a $300 million term loan with a maturity in January 2026, inclusive of a one-year extension option, and a $500 million term loan maturing in January 2028. The revolving credit facility matures in September 2027, inclusive of two six-month extension options. The facilities will bear interest pursuant to a leverage-based pricing grid ranging from 1.35% to 2.25% over the applicable adjusted term SOFR. “Balance sheet flexibility and liquidity are essential to take advantage of capital allocation opportunities in this environment,” stated Mark W. Brugger, President and Chief Executive Officer. “This financing achieved our objective of expanding investment capacity while enhancing DiamondRock’s conservative balance sheet. We expect to end the year with liquidity in excess of $600 million with no near-term debt maturities and 30 hotels unencumbered by secured debt.” “We appreciate the support our lending partners provided to meaningfully upsize our corporate borrowings in this environment”, stated Jeff Donnelly, Executive Vice President and Chief Financial Officer. The Company utilized the proceeds from the term loans to repay the $350 million term loan in the prior facility, the $50 million term loan facility that was scheduled to mature in October 2023 and the $150 million that was outstanding on its revolving credit facility. The Company plans to utilize the remaining proceeds to repay its 2023 mortgage loan maturities over the next 90 days. Upon the repayment of the mortgage loans, the Company will have no debt maturities until August 2024. The following table illustrates the Company’s debt maturity schedule reflecting this financing and the payoffs described above.

	2022	2023	2024	2025	2026	2027	2028
				(in millions)			
Corporate Debt							
Unsecured Term Loans	-	-	-	-	$ 300.0	-	$ 500.0
$400M Senior Unsecured Credit Facility	-	-	-	-	-	$ -	-
Total Corporate Debt	**$ -**	**$ -**	**$ -**	**$ -**	**$ 300.0**	**$ -**	**$ 500.0**
Mortgage Debt							
Courtyard Manhattan/Midtown East	-	-	$ 76.6	-	-	-	-
Worthington Renaissance Fort Worth Hotel	-	-	-	$ 76.1	-	-	-
Hotel Clio	-	-	-	$ 57.8	-	-	-
Westin Boston Seaport District	-	-	-	$ 179.6	-	-	-
Total Mortgage Debt	**$ -**	**$ -**	**$ 76.6**	**$ 313.5**	**$ -**	**$ -**	**$ -**
Total Debt	**$ -**	**$ -**	**$ 76.6**	**$ 313.5**	**$ 300.0**	**$ -**	**$ 500.0**

NOTE: The amounts above reflect debt balances as of September 30, 2022 and assumes the exercise of all extension options.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 34 premium quality hotels with over 9,500 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as independent boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company's website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "intend," "project," "forecast," "plan" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies, travel, the hospitality industry, and the financial condition and results of operations of the Company and its hotels; negative developments in national and local economic and business conditions, including but not limited to, rising inflation and interest rates, job loss or growth trends, an increase in unemployment or a decrease in corporate earnings and investment; operating risks associated with the hotel business; risks associated with the level of the Company's indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; and other risk factors contained in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.